Sound Financial Bancorp, Inc. Announces Stock Repurchase Program
Company Release – 04/26/2022
SEATTLE, WA -- (GLOBE NEWSWIRE) -- Sound Financial Bancorp, Inc. (NASDAQ:SFBC) (the “Company”), the parent holding company of Sound Community Bank, today announced that its Board of Directors approved an extension of its previously announced stock repurchase program authorizing the Company to repurchase up to $2.0 million of its outstanding shares of common stock during the period ending October 29, 2022. The new repurchase plan extends the October 2021 plan, which authorized the repurchase of up to $2.0 million of the Company’s outstanding shares of common stock through April 25, 2022, of which approximately $352 thousand dollars, or 8,668 shares, had been repurchased as of April 25, 2022. Under the plan, the Company may purchase common stock from time to time in the open market, based on prevailing market prices, or in privately negotiated transactions, or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.
The actual timing, number and value of shares repurchased under the stock repurchase program will depend on a number of factors, including constraints specified in the Rule 10b5-1 plan, price, general business and market conditions, and alternative investment opportunities. The share repurchase program does not obligate the Company to acquire any specific number of shares in any period, and may be expanded, extended, modified or discontinued at any time.
About the Company
Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with one Loan Production Office located in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the Company’s potential repurchases of its common stock. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include significant changes in the price and availability of the Company’s stock, general economic conditions, as well as those within our industry, and numerous other factors identified in the Company’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – which are available at www.soundcb.com and on the SEC's website at www.sec.gov.
The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
For additional information contact:
Laurie Stewart, President, CEO
206.436.1495